Filed pursuant to Rule 433

Registration No. 333-206499

April 19, 2016

Final Term Sheet

EUR 1,000,000,000 0.625% Global Bonds due 2025

To be fungible and form a single issuance with KfW’s

EUR 3,000,000,000 0.625% Global Bonds due 2025

issued on January 15, 2015

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	January 15, 2025

Redemption Amount:	100%

Interest Rate:	0.625% per annum, payable annually in arrears

Date of Pricing:	April 19, 2016

Closing Date:	April 26, 2016

Interest Payment Dates:	January 15 in each year

First Interest Payment Date:	January 15, 2017 (for interest accrued from, and including, January 15, 2016 to, but excluding, January 15, 2017)

Accrued Interest:	In the aggregate amount of EUR 1,741,803.28 from, and including, January 15, 2016 to, but excluding, April 26, 2016 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	103.073%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	103.073%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A11QTD2

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by Standard & Poor’s

Lead Managers:	Deutsche Bank J.P. Morgan The Royal Bank of Scotland

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link:

http://www.sec.gov/Archives/edgar/data/821533/000104746915008393/a2225793z424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link:

http://www.sec.gov/Archives/edgar/data/821533/000104746915008388/a2225819z424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.